INTRENET, INC.

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD JUNE 2, 1995





     The annual meeting of shareholders of Intrenet, Inc. will be held at 270 Park Avenue, Third Floor Auditorium, New York, New
  York, on Friday, June 2, 1995, at 11:00 a.m., New York City time, for the following purposes:

       (1) To elect nine directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified;

       (2) To approve or disapprove the proposed amendment and restatement of the Company s Articles of Incorporation which, among other things, would increase the number of authorized shares of common stock and provide for a new class of capital stock;

       (3)  To approve or disapprove the appointment of Arthur
     Andersen LLP as auditors for the Company for 1995; and

       (4) To transact such other business as may properly come before the meeting.

     All shareholders of record at the close of business on March
  31, 1995, will be eligible to vote.

     It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, your proxy will be canceled.





                          Jonathan G. Usher, Secretary

                 (ANNUAL REPORT FILED CONCURRENTLY)

                           INTRENET, INC.
                       400 Technecenter Drive
                        Milford, Ohio  45150

                          PROXY STATEMENT

                   Annual Meeting of Shareholders
                            June 2, 1995

     This statement is being furnished on or about April 28, 1995, in connection with the solicitation by the Board of Directors of Intrenet, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 11:00 a.m., New York City time, on Friday, June 2, 1995, at 270 Park Avenue, Third Floor Auditorium, New York, New York, for the purposes set forth in the accompanying Notice.

     At the close of business on March 31, 1995, the record date for the meeting, there were 13,162,178 shares of common stock, without par value, of the Company ("Common Stock") outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is voted. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. Attendance in person at the meeting by a shareholder will constitute revocation of a proxy, and the shareholder may vote in person.

     Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for the proposals shown as Proposal 2 and Proposal 3. Assuming a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting. Approval of Proposal 2 and Proposal 3 is subject to the vote of a greater number of shares favoring the proposal than opposing it, assuming a quorum is present. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals.
  Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Because none of the proposals to be considered at the meeting requires the affirmative vote of a specified number of outstanding shares (they require only a plurality or a majority of the
  shares   voted),  neither   the   non-voting   of  shares   nor
  abstentions on a specific proposal will affect the determination of whether such proposal will be approved.

     The Board of Directors knows of no matters, other than those reported below, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     The cost of this solicitation of proxies will be borne by the Company.

                       ELECTION OF DIRECTORS

  Nominees

     Nine directors are to be elected at the meeting, each to hold office for a term of one year and until his or her successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified below, each of whom is now a director. The
  Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons is unable to serve, it is the intention of the persons named in the accompanying form of proxy to nominate such other person(s) as director as they may in their discretion determine, in which event the shares will be voted for such other person(s).

     The names, ages and principal occupations of the nominees and other directorships held by them are set forth below. Unless otherwise indicated in the following table, the principal occupation of each nominee has been the same for the last five years.

                            Director
        Name          Age     Since       Principal Occupation

  Joseph A. Ades*     33      1993      Partner,  ABI  Management
                                        Partners (real estate and
                                        equity          portfolio
                                        management            and
                                        investment).

  Jackson A. Baker    56      1993      President and  CEO of the
                                        Company.    Mr. Baker has
                                        been  President  and  CEO
                                        since January 1993.  From
                                        January 1990  to December
                                        1992,   he    was   self-
                                        e m p l o y e d   a s   a
                                        transportation
                                        consultant.          From
                                        February 1987          to
                                        December   1989,  he  was
                                        President and COO of Sea-
                                        Land     Service,    Inc.
                                        (containerized   shipping
                                        firm).

  Eric C. Jackson     50      1993      Chief  Executive Officer,
                                        Great   Basin   Southwest
                                        Trucks,  Inc.  (group  of
                                        truck dealerships).

  Fernando Montero    48      1993      President,      Hanseatic
                                        Corporation    (financial
                                        and  investment  advisory
                                        services).

  Edwin H. Morgens    53      1991      Chairman,        Morgens,
                                        Waterfall,   Vintiadis  &
                                        Company,  Inc. (financial
                                        services           firm).
                                        Mr. Morgens is a director
                                        of  Sheffield Exploration
                                        Company.      Mr. Morgens
                                        also serves  as  Chairman
                                        of   the  Board   of  the
                                        Company.

  Thomas J.
    Noonan, Jr.       55      1990      Executive  Vice President
                                        and    Chief    Financial
                                        Officer,         Herman s
                                        Sporting Goods, from July
                                        1994  to  present.   From
                                        February  1993   to  June
                                        1994,  he was  a Managing
                                        Director     and    Chief
                                        Executive    Officer   of
                                        TFGII,    a    management
                                        consulting  firm.    From
                                        March  1990   to  January
                                        1993,   Mr.   Noonan  was
                                        Executive  Vice President
                                        of  the  Company.    From
                                        April 1989 to March 1990,
                                        he  was  a consultant  to
                                        the  Company.   From June
                                        1987  to  March 1989,  he
                                        was  a   consultant   for
                                        Pilot  Freight  Carriers,
                                        Inc.,     a    less-than-
                                        truckload  carrier  which
                                        filed  for  bankruptcy in
                                        April 1987 ("Pilot").

  A. Torrey Reade     43      1991      President,        Neptune
                                        Management  Company, Inc.
                                        (investment    management.
                                        firm)

  James L. Shelnutt   64      1993      Managing   Director,  The
                                        Taggart/Fasola      Group
                                        (turnaround  consultants)
                                        since January 1993.  From
                                        November 1990  to January
                                        1993,  Mr.  Shelnutt  was

                                        Chief  Operating  Officer
                                        of the Company.   He  was
                                        also  President   of  the
                                        Company from  April  1990
                                        through   January   1993.
                                        From   April    1989   to
                                        November  1989, he  was a
                                        consultant     to     the
                                        Company.    From December
                                        1988 to  September  1989,
                                        he  was  Vice  President-
                                        Operations for Pilot.

  Jeffrey B. Stone*   39      1991      President,      Ironhorse
                                        Ventures,            Inc.
                                        (investment  banking  and
                                        consulting   firm)  since
                                        November 1992.       From
                                        January      1990      to
                                        October 1992,   Mr. Stone
                                        was  a  Managing Director
                                        of Anacostia and  Pacific
                                        Company, Inc. (investment
                                        banking   and  consulting
                                        f i r m ) .       F r o m
                                        December 1985  to January
                                        1990,   Mr.   Stone  held
                                        various   positions  with
                                        Wertheim Schroder  & Co.,
                                        Inc.  (investment banking
                                        and brokerage firm).

  __________

     * Mr. Ades and Mr. Stone are brothers-in-law.

  Meetings and Committees

     During 1994, the Board of Directors of the Company held four meetings. The Board of Directors had an Audit Committee, a Compensation Committee and an Incentive Compensation Committee during 1994. The Audit Committee, which currently consists of Ms. Reade, Mr. Noonan and Mr. Montero recommends the appointment of the Company's auditors and meets with the auditors to discuss accounting matters and internal controls. The Audit Committee met once during 1994. The Compensation Committee, which currently consists of Messrs. Morgens, Baker, Ades and Jackson, sets and reviews the compensation of executive officers. The Compensation Committee met once during 1994. The Incentive Compensation Committee was appointed to administer the Company's 1994 Stock Option and Incentive Plan. The members of the Incentive Compensation
  Committee are Messrs. Morgens, Ades and Jackson. The Incentive Compensation Committee met once in 1994.

     In February 1994, the Board of Directors appointed a Nominating Committee consisting of Messrs. Morgens, Baker and Stone. The Nominating Committee, which recommends to the full Board persons for nomination as directors, met once during 1994.

     No director attended fewer than 75% of the aggregate of the total number of meetings held in 1994 by the Board of Directors and its committees.


  Section 16(a) Reporting

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of Common Stock, to file reports of ownership with the Securities and Exchange Commission and
  NASDAQ. Officers, directors and greater-than-ten-percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during 1994, all filing requirements applicable to its officers, directors, and greater-than-ten-percent shareholders were complied with, except that Mr. Davis filed a late Form 4 that was due in June 1994 reporting a purchase and Messrs. Usher and Davis each filed a late Form 5 that was due in February 1995 reporting option grants in December 1994.

                     PROPOSAL TO ADOPT RESTATED
                     ARTICLES OF INCORPORATION

      The Board of Directors has adopted, subject to shareholder approval, Restated Articles of Incorporation (the "Restated Articles") and recommends that you vote for the proposal to approve the Restated Articles. If the proposal to adopt the Restated Articles is approved by the shareholders, the
  Restated  Articles  will  become  effective  at  the  time  the
  Company files Articles of Restatement with the Office of the Indiana Secretary of State. It is anticipated that such action will occur on June 5, 1995.

      The substance and effect of certain provisions of the Restated Articles are described below and the complete text of the proposed Restated Articles is set forth in Exhibit "A" to this Proxy Statement. The following discussions are qualified in their entirety by reference to the text of the proposed Restated Articles.


  Amendments Affecting Capitalization

      The Restated Articles reflect certain changes to the Company's capitalization. The Restated Articles provide for authorized capital stock for the Company consisting of
  25,000,000  shares of  Common  Stock,  without par  value,  and
  10,000,000 shares of Preferred Stock, without par value. The Company's current Articles of Incorporation (the "Current Articles") authorize 20,000,000 shares of Common Stock, without par value.

      The Restated Articles would increase the amount of authorized shares of Common Stock by 5,000,000. At March 31, 1995 the Company had 13,162,178 shares of Common Stock outstanding. This number reflects the issuance of 3,636,352 shares of Common Stock as a result of the conversion of $6 million principal amount of the 7% Convertible Subordinated Debentures of the Company. At March 31, 1995 there were warrants or options outstanding to purchase an additional
  1,067,750 shares of Common Stock. At the same date, the Company had reserved 752,250 shares of Common Stock for issuance under the Company's 1993 Stock Option and Incentive Plan.

      The additional authorized shares of Common Stock would be available for general corporate purposes, including additional stock option grants, dividends or splits, mergers and acquisitions and public or private offerings of securities. Except as required in connection with a transaction that would otherwise require shareholder approval, such as a merger, no further approval would be required for future issuances of Common Stock. Although the current number of authorized shares of Common Stock is sufficient to permit the Company to issue shares to meet its existing obligations as described above, the Board of Directors believes that the authorization of an additional 5,000,000 shares will provide greater flexibility in structuring mergers, acquisitions, capital raising transactions and employee benefit plans. The Company has no present plans to issue any of the additional authorized shares of Common Stock.

      The Restated Articles authorize a class of Preferred Stock not authorized under the Current Articles. Under the Restated Articles, Preferred Stock could be issued in one or more series upon adoption by the Board of Directors of an amendment to the Restated Articles, without any further action by the shareholders. The Restated Articles give the Board of Directors the authority to determine the designation, rights, preferences, privileges and restrictions, including voting rights, conversion rights, right to receive dividends, right to assets upon any liquidation, and other relative benefits, restrictions and limitations of any series of Preferred Stock. The Board of Directors will also determine whether such Preferred Stock will be convertible into other securities of the Company, including Common Stock. Accordingly, the issuance of Preferred Stock, while promoting flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting rights of the holders of, or the market price of, Common Stock. The holders of Preferred Stock also have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of Preferred Stock pursuant to the Indiana Business Corporation Law. The Company has no present plans to issue any shares of Preferred Stock.

      The Restated Articles also reduce the proportion of directors required to approve the issuance of authorized Common Stock or Preferred Stock. The Current Articles require that two-thirds (2/3) of the Company's directors must approve the issuance of any shares. The Restated Articles require approval of a majority of directors prior to issuance of any shares.

  Provisions Affecting the Size of the Board of Directors

      The Restated Articles provide that the number of directors of the Company shall be fixed by the Company's By-Laws. The
  Current Articles set the number of directors of the Company at nine (9).

  Deletion of Provisions Relating to 1991 Reorganization

      The Restated Articles also delete several provisions of the Current Articles that were required by or referred to the Company s plan of reorganization that became effective in January 1991. Such provisions are no longer considered necessary.

  Antitakeover Effect

      The overall effect of certain provisions of the Restated Articles, including the increase in authorized shares of Common Stock and the creation of the new class of Preferred Stock, may be to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control of the Company by a holder of a large block of the Company's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to the Company's shareholders generally.


                      APPOINTMENT OF AUDITORS

      The appointment of Arthur Andersen LLP as auditors for the Company during 1995 is recommended by the Audit Committee of the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event that the votes cast against the proposal exceed those cast in favor, the selection of auditors will be made by the Board of Directors. A representative of Arthur Andersen LLP is expected to be present at the meeting and will be given an opportunity to make a statement if he desires and to respond to appropriate questions.

          COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


  Summary Compensation Table

      The following table sets forth the cash and non-cash compensation for each of the last three years awarded to or earned by the Chief Executive Officer and the other executive officers of the Company. The Company had no other executive officers serving at December 31, 1994.

                                                      Long Term
                                                      Compensa-
                                Annual Compensation      tion

                                                        Number       All Other
   Name and Principal                                     of         Compensa-
        Position         Year    Salary   Bonus (1)    Options       tion (1)
  Jackson A. Baker     1994      $300,000       $0        0      $ 950
     President and     1993       276,923        0   200,000       435
  Chief Executive      1992             0        0        0          0
  Officer

  James V.  Davis      1994      $200,000  $20,833   12,000      $ 750
     Executive Vice    1993        76,923        0  100,000        435
  President            1992             0        0        0          0

  Jonathan G.  Usher   1994      $146,428  $40,000   12,000      $ 600
     Vice President -  1993       140,000   35,000        0        435
  Finance and Chief    1992       145,385        0   45,000        435
      Financial
  Officer

  (1)  Represents   premiums  paid   for   life  and   disability
       insurance coverage, and matching contributions by the Company under the Intrenet Employee Retirement Savings
       Plan (401(k) Plan).


  Director Compensation

     Each non-officer director is paid a fee of $2,000 per quarter and an attendance fee of $750 for each meeting of the Board, and $500 for each other committee meeting attended.

  Employment Contracts and Change in Control Arrangements

     As of the date of this Proxy Statement, the Company has employment agreements in effect with each of its executive officers.

     The employment agreement with the Company's President and CEO, Jackson A. Baker, became effective on January 19, 1993, and is for a term through December 31, 1995. The agreement provides for an annual base salary of $300,000. The agreement may be terminated by the Company's Board of Directors with or without "cause." If the Company terminates the agreement without cause, the agreement provides for a severance payment of $75,000. If such termination occurs within 90 days after a "change in control," the severance payment increases to $300,000. If the Company terminates the agreement with cause, or if Mr. Baker terminates the agreement, dies or becomes disabled, then there is no severance payment. On January 19, 1993, the Company also granted Mr. Baker non-qualified options to purchase 200,000 shares of Common Stock at $1.50 per share through December 31, 1997. The options have vested or will vest as follows: 66,666 - July 1, 1993; 66,667 - July 1,
  1994; and 66,667 - July 1, 1995. If Mr. Baker is not a full-time employee of the Company on the vesting date, the options lapse.

     The employment agreement with the Company's Executive Vice President, James V. Davis, became effective on August 2, 1993 and is for a term through June 30, 1996. The agreement provides for an annual base salary of $200,000. The agreement may be terminated by the Board of Directors with or without "cause." If the Company terminates the agreement without cause, the agreement provides for a severance payment of $200,000. If the Company terminates the agreement with cause or if Mr. Davis dies, becomes disabled or terminates the agreement at any time other than within 90 days after a "change in control," there is no severance payment. If Mr. Davis terminates the agreement within 90 days after a change in control, Mr. Davis is entitled to a severance payment equal to the greater of $200,000 or the total compensation, including bonus, paid to him for the preceding year. On August 2, 1993, the Company issued Mr. Davis incentive stock options under the Company's 1993 Stock Option and Incentive Plan to purchase 100,000 shares of Common Stock at $2.75 per share through June 30, 1998. All of such options vested on or prior to January 1, 1995.

     The employment agreement with the Company's Vice President - Finance and Chief Financial Officer, Jonathan G. Usher, dated March 1, 1994, has a term through February 28, 1996. The agreement provides for an annual base salary of $145,000. The agreement may be terminated by the Company or Mr. Usher either with or without "cause," as defined in the agreement. If the Company terminates the agreement without cause or if Mr. Usher terminates the agreement with cause, the agreement provides for a severance payment of $145,000. The definition of cause that would entitle Mr. Usher to such severance payment includes, but is not limited to, a change in control of the Company. If the Company terminates the agreement with cause or if Mr. Usher terminates the agreement without cause, dies or becomes disabled, there is no severance payment.


  Option Plans

     On August 15, 1992, the Board of Directors adopted the Company's 1992 Non-qualified Stock Option Plan (the "1992 Plan"). The 1992 Plan authorized the Board of Directors to grant options to purchase up to 590,000 shares of Common Stock. Recipients of the options were employees of the Company or its affiliates and certain independent contractors. During 1992, the Board granted options to purchase 590,000 shares at prices of either $1.50 (market value on the date of grant) or, in the case of three executive officers, $1.00 per share. No further options may be granted under the 1992 Plan. At December 31, 1994, there were a total of 460,000 options outstanding under the 1992 Plan.

     On April 6, 1993, the Board of Directors adopted the Company's 1993 Stock Option and Incentive Plan (the "1993 Plan"). The 1993 Plan was approved by shareholders on May 19, 1993. The 1993 Plan authorizes the Incentive Compensation Committee of the Board of Directors to make awards of non-qualified and incentive stock options and restricted stock to officers or key employees of the Company and its subsidiaries. The total number of shares of Common Stock available for awards is 1,000,000, subject to antidilution adjustments. The 1993 Plan will terminate no later than April 6, 2003. Through December 31, 1994, the Incentive Compensation Committee had granted options to purchase a total of 254,750 shares, of which 245,750 were outstanding at such date.

  Option Grants

     Shown below is further information on grants of stock options during the year ended December 31, 1994, to the persons named in the Summary Compensation Table.

                                                           Potential Realizable
                                                             Value at Assumed
                                                              Annual Rates of% of
                                                                Stock PriceTotal
                                                               AppreciationOptions
                                                            for Option Term (1)Granted
                           to    Exer-  Market
                        Employ-   cise   Price
                         ees in  Price    on
                Options  Fiscal   (per  Date of Expiration
       Name     Granted   Year   share)  Grant     Date      5% ($)    10% ($)

    James V.      5,000  4.71%   $3.625  $3.625  03/14/04  $11,398.72 $28,886.58
    Davis         7,000           3.875   3.875  12/14/04  $17,058.77 $43,230.26


    Jonathan      5,000  4.71%   $3.625  $3.625  03/14/04  $11,398.72 $28,886.58
    G.  Usher     7,000           3.875   3.875  12/14/04  $17,058.77 $43,230.26

  (1) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only.
       Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock conditions. The values reflected in the table may not necessarily be achieved.


  Option Exercises and Company's Year-End Values

     Shown below  is information with respect  to the unexercised options to purchase the Company's Common  Stock granted in 1994
  and  prior   years  to   the  persons  named   in  the  Summary

  Compensation  Table and  held  by  them at  December 31,  1994.
  None of such persons exercised any stock options during 1994.



                                 Number of                 Value of
                                Unexercised              Unexercised
                              Options Held At         In-The-Money Options At
            Name             December 31, 1994         December 31, 1994 (1)
                                                     Exercisable Unexercisable

  Jackson A. Baker            200,000 (2)            $399,999      $  200,001
  James V. Davis              112,000 (3)            $116,667      $   67,083
  Jonathan G. Usher            57,000                $157,500      $    8,750

  __________


  (1) Based on the closing price of the Company's Common Stock as reported by NASDAQ for that date.

  (2) 133,333 of such options were exercisable at December 31, 1994.

  (3) 66,667 of such options were exercisable at December 31, 1994, and an additional 33,333 of such options became exercisable on January 1, 1995.


  Compensation Committee  Interlocks and Insider Participation in
  Compensation Decisions

     During 1994, the Compensation Committee consisted of directors Morgens, Baker, Ades and Jackson. None of the committee members are involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.


  Compensation Committee Report on Executive Compensation

     General. The Compensation Committee decides, or recommends to the Board for its decision, all matters of policy relating to compensation of executive management. The Compensation Committee consists of Messrs. Morgens, Baker, Ades, and Jackson. The Incentive Compensation Committee approves grants of stock and options to purchase stock under the 1993 Stock Option and Incentive Plan. The Incentive Compensation Committee is composed of Messrs. Morgens, Ades and Jackson.

     Compensation programs for the Company's executive officers are designed to attract, retain and motivate employees who will contribute to achievement of corporate goals and objectives. Elements of executive compensation include salaries, bonuses, and awards of stock and options to purchase stock, with the last two being variable in making its decision or recommendations. The Incentive Compensation Committee takes into account factors relevant to the specific compensation component being considered, including compensation paid by other business organizations of comparable size and complexity, the generation of income and cash flow by the business, the attainment of annual individual and business objectives and an assessment of business performance against peer groups of companies in the Company's industries.

     During  1994, the  Incentive Compensation  Committee granted options to purchase 12,000 shares of the Company's Common Stock to two of the Company's executive officers, Mr. Davis and Mr. Usher. The options were granted at the market price on the date of grant and have an exercise period of ten years. The options granted to each executive officer represented less than 5% of the total options granted to all employees during 1994. The Incentive Compensation Committee expects to continue to consider grants of stock and options under the 1993 Stock Option and Incentive Plan on an annual basis to executive officers in order to link executive compensation more directly to increases in value in the Company's Common Stock.

     CEO Compensation. In late 1992, the Company began a search for a new chief executive officer. In December 1992, the Board of Directors approved the employment of Jackson A. Baker as President and CEO to become effective at such time that the Company completed its then-proposed recapitalization which
  became   effective   on   January 19,   1993.       Mr. Baker's
  compensation is described elsewhere herein. The Compensation Committee was not asked in 1992 to determine Mr. Baker's compensation; instead, the terms were negotiated by the Board's Finance Committee at the time and submitted to the entire Board for approval. The terms of Mr. Baker s compensation were not altered during 1994. In general, the factors considered by both the Finance Committee and the Board of Directors included the Company's clear need to select a qualified successor, Mr. Baker's experience as a chief operating officer of a transportation firm and transportation consultant, and the support for Mr. Baker indicated by prospective investors who subsequently participated in the January 1993 recapitalization. Neither the Finance Committee nor the Board of Directors based their actions concerning Mr. Baker's employment on the Company's prior performance.

                                   The Compensation Committee

                                   Edwin H. Morgens
                                   Jackson A. Baker
                                   Eric C. Jackson

                   COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Common Stock for the last four years with a cumulative total return on the NASDAQ Stock Market (US) Index (the "NASDAQ Index") and the NASDAQ Trucking and Transportation Stock Index (the "Trucking Index") over the same period assuming the investment of $100 in the Company's Common Stock, the NASDAQ Index and the Trucking Index on May 9, 1991, the date on which the Common Stock began trading on NASDAQ. The Company believes that comparisons with earlier periods would not be meaningful. The shareholder return shown on the graph is not necessarily indicative of future performance.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
         INTRENET, INC., THE NASDAQ STOCK MARKET (US) INDEX
       AND THE NASDAQ TRUCKING AND TRANSPORTATION STOCK INDEX

                      5/9/9  12/31/91 12/31/92  12/31/93   12/31/94
                           1

         Intrenet       100.00    130.00    90.00     345.00      360.00
         NASDAQ Index   100.00    120.00   140.00     160.00      159.32

         Trucking       100.00    110.00   140.00     160.00      155.21
        Index



                     [PERFORMANCE GRAPH APPEARS HERE]

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the number of shares of Common Stock owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock as of March 31, 1995. Unless indicated otherwise in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                      Number of Shares         Percent
       Name and Address of              Beneficially             of
        Beneficial Owner                    Owned               Class

  Morgens, Waterfall, Vintiadis &
       Company, Inc. (1)                 2,903,735              22.06%
  610 Fifth Avenue
  New York, NY  10020

  Hanseatic Corporation and
       Wolfgang Traber (2)               2,753,923              20.92%
  450 Park Avenue
  Suite 2302
  New York, NY   10022

  Allen Value Partners, L.P., et al. (3) 2,196,218              16.69%
  711 Fifth Avenue
  New York, NY  10022

  Brookhaven Capital
    Management Co., Ltd.  (4)              707,223               5.37%
  3000 Sandhill Road, Building 4,
    Suite 130
  Menlo Park, CA 94025

  __________

  (1) The source of the information relating to this group of shareholders is Amendment No. 2 to a statement filed with the Securities and Exchange Commission by such group and dated January 19, 1993. Other members of the group are:
       Phoenix Partners, Betje Partners, Phaeton International N.V., Morgens, Waterfall, Vintiadis Investments N.C., Restart Partners, L.P., Restart Partners II, L.P.,
       Morgens, Waterfall, Vintiadis & Co., Inc. Employees' Profit Sharing Plan, Morgens Waterfall Income Partners, Edwin H. Morgens and Bruce Waterfall. Mr. Morgens is a director of the Company. Each member of the group has disclaimed beneficial ownership of the securities owned by other members of the group.

  (2) The source of the information relating to this group of shareholders is a statement filed with the Securities and Exchange Commission by such group and dated January 19, 1993. Fernando Montero, President of Hanseatic Corporation, is a director of the Company. Mr. Traber and management officials of Hanseatic Corporation share beneficial ownership of the securities owned by the group.

  (3) The source of the information relating to this group of shareholders is a statement filed with the Securities and Exchange Commission by such group and dated January 19, 1993. Other members of the group are Allen Value Limited and Allen Holding, Inc. Allen Holding, Inc. has disclaimed beneficial ownership of the securities owned by other members except as to Allen Holding, Inc.'s equity interest and profit participation in such entities.

  (4) The source of the information relating to this group of shareholders is a statement filed with the Securities and Exchange Commission by such group and dated October 26, 1994. Other members of the group are: Cadence Fund, L.P., Vincent A. Carrino and Daniel R. Coleman. Certain members of the group have disclaimed beneficial ownership of Common Stock by other members of the group.

                  SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by all directors, each of the persons named in the Summary Compensation Table and directors and executive officers as a group as of March 31, 1995. Unless indicated otherwise in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.


                                           Number of Shares       Percent
       Name of                       Beneficially                    of
   Beneficial Owner                     Owned                      Class

  Joseph A. Ades                       458,181  (1)                  3.48%
  Jackson A. Baker                     451,005  (2)                  3.39%

  James V. Davis                       110,500  (3)                  *
  Eric C. Jackson                      322,673  (4)                  2.45%
  Fernando Montero                   2,753,923  (5)                 20.71%

  Edwin H. Morgens                   2,903,735  (6)                 22.06%
  Thomas J. Noonan, Jr.                 76,000  (7)                  *

  A. Torrey Reade                      626,884  (8)                  4.76%
  James L. Shelnutt                     90,000                       *
  Jeffrey B. Stone                     214,255  (9)                  1.83%

  Jonathan G. Usher                     76,500  (10)                 *

  All directors and executive
  officers                           8,083,656  (11)                61.42%
  as a group (11 persons)

  __________

     * Less than one percent.

  (1) Includes 305,454 shares owned by affiliates of Mr. Ades as to which Mr. Ades shares voting and investment power with other persons.

  (2) Includes 133,333 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (3) Includes 105,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (4) Includes 317,673 shares owned of record by an affiliate of Mr. Jackson with whom he shares voting and investment power.

  (5) Represents shares owned of record by Hanseatic Corporation of which Mr. Montero is President. Mr. Montero shares voting and investment power with other management officials of Hanseatic Corporation and Wolfgang Traber.

  (6) Represents shares owned of record by various entities who may be deemed affiliates of Mr. Morgens. Mr. Morgens has disclaimed beneficial ownership of such securities.

  (7) Includes 75,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (8)  Represents  shares owned  of  record  by various  entities
       affiliated  with  Ms. Reade.    Ms. Reade  has  disclaimed
       beneficial ownership of such securities.

  (9) Includes 25,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (10) Includes 45,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

  (11) Includes 383,333 shares that may be purchased pursuant to stock options that are exercisable within 60 days.



           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Great Basin Southwest Trucks, Inc. ("Great Basin"), a Salt Lake City-based truck dealership, is an affiliate of director Eric C. Jackson. In 1994, Great Basin sold approximately 150 tractors to unaffiliated leasing companies who in turn leased the tractors to the Company's subsidiaries. The tractors had an aggregate fair market value of approximately $10.7 million. As selling dealer, Great Basin was paid a commission by the lessors equal to approximately 2% of the fair market value of the tractors. During 1995, the Company expects to lease an additional 370 tractors that will be sold by Great Basin to unaffiliated lessors. Such tractors will have an aggregate fair market value of approximately $27.1 million. The lessors will pay Great Basin a commission of approximately 2%. The terms of the leases entered into with such leasing companies are the result of arm's-length negotiations between the
  Company and the lessors. The Company believes that the involvement of Great Basin as selling dealer has not resulted and will not result in lease terms that are less favorable to the Company than would otherwise be available to it. The Company also purchases maintenance parts and services from

  Great Basin from time to time. Total payments to Great Basin in 1994 for these services were $304,000.



           SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 1995 Annual Meeting of Shareholders is December 31, 1995.



                     ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for 1994 as filed with the Securities and Exchange Commission, including financial statements, but excluding exhibits, may be obtained without charge upon request to Jonathan G. Usher, Intrenet, Inc., 400 Technecenter Drive, Suite 200, Milford, Ohio 45150, (513) 576-6666.



                     INCORPORATION BY REFERENCE

     The following information has been incorporated by reference into this proxy statement: The audited financial statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report to Shareholders, which was mailed concurrently herewith. You are encouraged to review the financial information contained in the Annual Report before voting on the proposal to adopt the Restated Articles.

     To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled Compensation Committee Report
  on Executive Compensation  and   Comparative Stock Performance
  shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                                                        EXHIBIT A

        RESTATED ARTICLES OF INCORPORATION OF INTRENET, INC.

                             ARTICLE I
                                Name

     The  name   of  the  Corporation  is   Intrenet,  Inc.  (the
  "Corporation").


                             ARTICLE II
                        Purposes and Powers

     Section 2.1. Purpose of the Corporation. The purpose for which the Corporation is formed is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Indiana Business Corporation Law (the "Corporation Law").

     Section 2.2. Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and
  (c) all powers authorized by or vested in the Corporation by the provisions of these Restated Articles of Incorporation or by the provisions of its By-Laws as from time to time in effect.


                            ARTICLE III
                         Term of Existence

     The period during which the Corporation shall continue is perpetual.


                             ARTICLE IV
                    Registered Office and Agent

     The street address of the Corporation's registered office in Indiana at the time of adoption of these Restated Articles of Incorporation is Junction 231 & I-66, Rockport, Indiana 47635, and the name of its Resident Agent at such office at the time of adoption of these Restated Articles of Incorporation is Phillip E. Weaver.


                             ARTICLE V
                               Shares

     Section 5.1. Authorized Class and Number of Shares. The total number of shares of all classes which the Corporation shall have authority to issue is 35,000,000 shares, consisting of 25,000,000 shares of Common Stock, without par value ("Common Stock"), and 10,000,000 shares of Preferred Stock, without par value ("Preferred Stock").

     Section 5.2. Dividends. Subject to the provisions of law and the rights of the Preferred Stock and any other class or series of stock then outstanding having a preference as to dividends over the Common Stock, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine.

     Section 5.3. Relative Rights of Shareholders. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock then outstanding having a preference over the Common Stock have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders.

     Section 5.4. Rights and Terms of Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by the adoption and filing in accordance with the Corporation Law, of an amendment or amendments to these Restated Articles of Incorporation, the terms of such Preferred Stock or series of Preferred Stock, including the following terms:

       (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

       (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be special, conditional or limited or no voting rights except as required by law;

       (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

       (d) whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

       (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

       (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

       (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities (whether or not issued by the Corporation) or other property and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange; and

       (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock.

     Section 5.5.     Assessability.     Upon   receipt   by  the
  Corporation of the consideration for which the Board of Directors authorized the issuance of shares, the shares issued therefor shall be fully paid and nonassessable.


                             ARTICLE VI
                             Directors

     Section  6.1.   Number.   The number  of Directors  shall be
  fixed by the By-Laws.

     Section 6.2.     Qualifications.    Directors  need  not  be
  shareholders of the Corporation or residents of this or any other state of the United States.

     Section 6.3. Vacancies. Vacancies occurring on the Board of Directors shall be filled in the manner provided in the By-Laws or, if the By-Laws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The By-Laws may also provide that in certain circumstances specified therein, vacancies occurring on the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

     Section 6.4. Liability of Directors. A Director's responsibility to the Corporation shall be limited to discharging his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

     In discharging his duties, a Director is entitled to rely on
  information,   opinions,  reports,   or  statements,  including
  financial statements and  other financial data, if  prepared or presented by:

       (a)  One (1)  or   more  officers  or   employees  of  the
     Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

       (b) Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person's professional or expert competence; or

       (c) A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;

  but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.4 unwarranted. A Director may, in considering the best interests of the Corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the Corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the Director considers pertinent.

     A Director shall not be liable for any action taken as a Director, or any failure to take any action, unless (i) the Director has breached or failed to perform the duties of the Director's office in compliance with this Section 6.4, and
  (ii) the breach or failure to perform constitutes willful misconduct or recklessness.

     Section 6.5.   Removal of  Directors.   Any  or all  of  the
  members of the Board of Directors may be removed, with or without cause, only at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least a majority of all the votes then entitled to be cast at an election of Directors.


                            ARTICLE VII
               Provisions for Regulation of Business
               and Conduct of Affairs of Corporation

     Section 7.1. Meetings of Shareholders. Meetings of the shareholders of the Corporation shall be held at such times and at such places, either within or without the State of Indiana, as may be stated in or fixed in accordance with the By-Laws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

     Section 7.2. Special Meetings of Shareholders. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Corporation Law, may be called at any time by the Board of Directors or the person or persons specifically authorized to do so by the By-Laws and shall be called by the Board of Directors if the Secretary of the Corporation receives one (1) or more written, dated and signed demands for a special meeting, describing in reasonable detail the purpose or purposes for which it is to be held, from the holders of shares representing at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. If the Secretary receives one (1) or more proper written demands for a special meeting of shareholders, the Board of Directors may set a record date for determining shareholders entitled to make such demand.

     Section 7.3. Meetings of Directors. Meetings of the Board of Directors of the Corporation shall be held at such times and at such places, either within or without the State of Indiana, as may be authorized by the By-Laws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors. Unless the By-laws provide otherwise (a) regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

     Section 7.4. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be. The action must be evidenced by one (1) or more written consents describing the action taken, signed by each

  Director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 7.4 is effective when the last director, shareholder or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same effect as a unanimous vote of all members of the Board, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.

     Section 7.5. By-Laws. The Board of Directors shall have the exclusive power to make, alter, amend or repeal, or to waive provisions of, the By-Laws of the Corporation by the affirmative vote of a majority of the entire number of Directors at the time, except as expressly provided by the Corporation Law. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Restated Articles of Incorporation shall be stated in the By-Laws. The Board of Directors may adopt Emergency By-Laws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend or repeal, or to waive provisions of, the Emergency By-Laws by the affirmative vote of a majority of the entire number of Directors at the time.

     Section 7.6. Interest of Directors. (a) A conflict of interest transaction is a transaction with the Corporation in which a Director of the Corporation has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the Director's interest in the transaction if any one (1) of the following is true:

    (i) The material facts of the transaction and the Director's interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

   (ii)   The   material  facts   of  the  transaction   and  the
     Director's  interest  were   disclosed  or   known  to   the
     shareholders entitled to vote and they authorized, approved or ratified the transaction.

  (iii)   The transaction was fair to the Corporation.

       (b) For purposes of this Section 7.6, a Director of the Corporation has an indirect interest in a transaction if:

    (i) another entity in which the Director has a material financial interest or in which the Director is a general partner is a party to the transaction; or

   (ii) another entity of which the Director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

       (c) For purposes of Section 7.6(a)(i), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the Directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this Section 7.6 by a single Director. If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 7.6. The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 7.6(a)(i), if the transaction is otherwise authorized, approved, or ratified as provided in such Section.

       (d) For purposes of Section 7.6(a)(ii), shares owned by or voted under the control of a Director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in
     Section 7.6(b), may be counted in a vote of shareholders to determine whether to authorize, approve or ratify a conflict of interest transaction.

     Section 7.7.  Nonliability  of Shareholders. Shareholders of
  the  Corporation are  not  personally liable  for  the acts  or
  debts  of   the  Corporation,  nor   is  private  property   of
  shareholders subject to the payment of corporate debts.

     Section 7.8.    Indemnification  of Officers,  Directors and
  Other Eligible Persons.

       (a) To the maximum extent permitted by the Corporation Law, every Eligible Person shall be indemnified by the
     Corporation against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim, (i) if such Eligible Person is Wholly Successful with respect to the Claim, or (ii) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 7.8(f) or 7.8(g), to have acted in good faith, in what he reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal Claim, is determined to have had reasonable cause to believe that his conduct was lawful or to have had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (ii) of this subsection (a). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.

       (b) The term "Claim" as used in this Section 7.8 shall include every pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

    (i)   by  reason of  his  being or  having been  an  Eligible
     Person, or

   (ii) by reason of any action taken or not taken by him in his capacity as an Eligible Person, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.

       (c)  The   term  "Eligible   Person"  as   used  in   this
     Section 7.8 shall mean every person (and the estate, heirs and personal representatives of such person) who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also imposed duties on, or otherwise involved services by, him to the plan or to participants in or beneficiaries of the plan.

       (d)  The terms "Liability"  and "Expense" as used  in this
     Section 7.8 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of, an Eligible Person.

       (e)  The  term  "Wholly   Successful"  as  used   in  this
     Section 7.8 shall mean (i) termination of any Claim against the Eligible Person in question without any finding of liability or guilt against him, (ii) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (iii) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

       (f) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (i) if special independent legal counsel, which may be regular counsel of the Corporation or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the "Referee"), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in
     Section 7.8(a)(ii), and (ii) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person's Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which such Eligible Person relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions or other evidence in any way relevant to the Referee's finding that are within the possession or control of the Corporation.

       (g) If an Eligible Person claiming indemnification pursuant to Section 7.8(f) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 7.8(f) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under
     Section 7.8(f) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 7.8(a)(ii). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person's Expenses.

       (h)  The  rights   of  indemnification  provided  in  this
     Section 7.8 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 7.8, the Board of Directors may, at any time and from time to time, (i) approve indemnification of any Eligible Person to the maximum extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (ii) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

       (i) Expenses incurred by an Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount unless he is determined to be entitled to indemnification.

       (j) The provisions of this Section 7.8 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person's rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment or modification of this Section 7.8 that occurs subsequent to such person becoming an Eligible Person.

       (k)  The   provisions   of  this   Section 7.8   shall  be
     applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.


                            ARTICLE VIII
                      Miscellaneous Provisions

     Section 8.1. Amendment or Repeal. Except as otherwise expressly provided for in these Restated Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

     Section 8.2. Captions. The captions of the Articles and Sections of these Restated Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe or describe the scope or intent of any Article or Section hereof.

                                                       APPENDIX A

                           INTRENET, INC.
              PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON JUNE 2, 1995
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned holder(s) of shares of Common Stock of Intrenet, Inc. (the "Company") hereby appoints Jackson A. Baker, James V. Davis, and Jonathan G. Usher, and each of them, the Proxies of the undersigned, with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at 270 Park Avenue, Third Floor Auditorium, New York, New York, on Friday, June 2, 1995, at 11:00 a.m., New York City time, and any adjournment or adjournments thereof, and to vote as indicated on the reverse side all of the shares of Common Stock that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof.

     WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN ITEM NO.1 AS DIRECTORS OF THE COMPANY AND "FOR" PROPOSAL NO. 2 AND PROPOSAL NO. 3. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OF IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

     (THIS PROXY CONTINUES AND MUST BE SIGNED AND DATED ON THE
  REVERSE SIDE)

  1. To elect nine directors to serve for terms of one year each:

     Nominees:                       Joseph A.  Ades, Jackson  A.
                                     Baker,   Eric  C.   Jackson,
                                     Fernando  Montero, Edwin  H.
                                     Morgens,  Thomas  J. Noonan,
                                     Jr., A. Torrey  Reade, James
                                     L.   Shelnutt,  Jeffrey   B.
                                     Stone
      __
     [__]  Vote for all nominees listed above
      __
     [__]  Vote withheld for all nominees listed above
      __
     [__]  Vote for all nominees listed above except
        ____________________________________________

  2.   To restate the Company's Articles of Incorporation:
           __             __                    __
          [__] FOR       [__] AGAINST          [__] ABSTAIN

  3.   To  ratify  the  selection  of   Arthur  Andersen  LLP  as
       independent auditors  of the Company  for the 1995  fiscal year:
           __             __                    __
          [__] FOR       [__] AGAINST          [__] ABSTAIN

  4. In their discretion, the Proxies are authorized to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or postponement thereof.



     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, the Proxy Statement furnished therewith, and the Annual Report of the Company for the fiscal year ended December 31, 1994. Any proxy heretofore given to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

  Signature:________________________Date________________________

  Signature:________________________Date________________________

             The signature must agree with the name on your stock certificate.

  NOTE: Please fill in, sign and return this proxy in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If signer is a corporation, please sign the full corporate name by authorized officer. Joint owners should each sign individually.


                                                       APPENDIX B

       This Appendix B contains the Management's Discussion and Analysis of Financial Conditions and Results of Operations and audited financial statements of Intrenet, Inc. as contained in the Company's Annual Report to Shareholders. This information has been incorporated by reference in the Proxy Statement and is being submitted herewith in compliance with the requirements of Rule 303 of Regulation S-T.

  Item 7.   Management's  Discussion  and  Analysis of  Financial
            Condition and Results of Operations.

  Results of Operations

     Introduction

     The Company reported net earnings of $ 5.2 million ($0.52 per share) on revenues of $ 214.8 million in 1994, as compared to net earnings of $2.7 million ($0.28 per share) on revenues of $191.4 million in 1993 and a net loss of $0.2 million ($0.05 per share) on revenues of $174.8 million in 1992.

     Management attributes the substantially improved earnings in 1994 to the following factors. First, the Company increased the size of its company-operated fleet by approximately 22% in 1994, and overall business levels improved in the sectors of the economy in which the Company participates. Further, the Company reduced costs in several areas, particularly the capital costs of its tractors and trailers, and its liability and workers compensation insurance expense. Lastly, the Company's 1994 provision for income taxes was less than the statutory income tax rate as a result of the release of valuation reserves held against the Company's existing net deferred tax assets (See Note 6).

     A discussion of the impact of the above and other factors on the results of operations in 1994 as compared to 1993, and 1993 as compared to 1992 follows.

     1994 Compared to 1993

                                                      Percentage
  Key Operating Statistics        1994        1993      Change

  Operating Revenues ($ millions)$214.8     $ 191.4      12.2%
  Net Earnings                   $  5.2     $   2.7      91.4%
  Average Tractors                1,840       1,708       7.7%
  Total Loads (000's)             233.1       208.1      12.0%

  Revenue Miles (millions)        155.3       142.5       9.0%
  Average Revenue per
     Revenue Mile                $ 1.32     $  1.28       3.1%

       Operating Revenues. Operating Revenues increased in 1994 to $ 214.8 million from $191.4 million in 1993. This 12.2% increase in revenues in 1994 is attributable to an increase of approximately 12.0% in the total number of loads and approximately 9.0% in the number of revenue miles billed in 1994 as compared to 1993.

       The 9.0% increase in volume in 1994 is attributable to an increase in the average number and productivity of the Company's trucks, coupled with an overall improvement in general economic conditions. Management attributes this improvement to the strengthening of general economic activity in the full year of 1994 as compared to 1993.

     The 3.1% improvement in revenue per mile is a result of strong shipper demand for the Company's services, which has allowed the Company to selectively choose loads that yield higher revenues, coupled with rate increases implemented in late 1993 and throughout 1994.

    Operating  Expenses.   The  following  table sets  forth  the
  percentage relationship of operating expenses to operating revenues for the years ended December 31, 1994 and 1993.

                                           1994       1993

  Operating Revenues                        100.0%    100.0%

  Operating Expenses:
  Purchased transportation and
   equipment rents                           37.2      38.2
  Fuel and other operating expenses          23.2      23.6
  Salaries, wages and benefits               22.5      21.0
  Insurance                                   3.6       4.5
  Operating taxes and licenses                4.6       3.8
  Depreciation                                2.2       2.8
  Other operating expenses                    1.9       2.6

           Total Operating Expenses          95.2%     96.5%

    In 1994 and 1993, the mix of company-operated versus owner-operator equipment continued to shift toward company-operated equipment as a result of increased competition for qualified owner-operators, and the Company's improved access to financing for equipment. At December 31, 1994, the Company fleet was 61% company-operated and 39% owner-operator, as compared to 54% and 46%, respectively, at December 31, 1993.

    The relatively higher use of company-operated equipment results in increases in salaries, wages and benefits, fuel and other operating expenses and fixed costs related to ownership or lease of the equipment, and decreases in purchased transportation as a percentage of revenue.

     The Company's insurance expense decreased to 3.6% of revenue in 1994 from 4.5% of revenue in 1993. This decrease results primarily from reduced liability insurance premium rates due to improved accident control over the past several years. Approximately two-thirds of the Company's insurance expense in 1994 represented premium payments which are not susceptible to significant adjustment in the future. The remaining one-third of the expense is comprised of estimates for claim and deductible obligations as a result of accidents and claims which are subject to adjustment in the future.

      Depreciation expense decreased in 1994 as compared to 1993 as the Company has replaced owned or capital-leased tractors primarily with operating-leased tractors.

     Operating taxes  and licenses increased in  1994 as compared
  to   1993  as   a   result  of   the   greater  proportion   of
  company-operated equipment in 1994, for which the Company is responsible for operating taxes and licenses.

     Other operating expenses decreased to approximately 1.9% of revenue in 1994 from 2.6% in 1993, primarily as a result of reduced legal, professional and consulting expenses, coupled with reduced communication expenses. Also, the Company incurred certain management change costs in 1993 which were not incurred in 1994.

     Interest Expense. Interest expense decreased by approximately $0.3 million in 1994 as compared to 1993, primarily as a result of the replacement of capital-leased equipment with equipment financed under operating leases, coupled with reduced interest as a result of lower average bank borrowings, offset by higher average interest rates in 1994 as compared to 1993.

     Following is a summary of interest expense for the years ended December 31, (in millions):

                                            1994      1993

       Interest on Debentures              $  0.4     $0.4
          Interest and fees on notes
           payable to banks                   1.4      1.5
       Interest on capital leases and
           other indebtedness                 1.8      2.0
                                            $ 3.6     $3.9

     Provision For Income Taxes. A provision for income taxes of approximately $ 1.3 million, or approximately 20% of pre-tax earnings, has been provided in 1994, as compared to a provision of approximately $ 1.5 million which was provided in 1993. As more fully discussed in Note 6 of Notes to
  Consolidated Financial Statements, the Company's 1994 provision for income taxes was favorably influenced by the release of valuation allowances held against net deferred tax assets.

     Extraordinary Gain On Retirement Of Debt, Net. On January 19, 1993, in connection with the recapitalization discussed further in Note 2 of Notes to Consolidated Financial Statements, the Company retired approximately $7.2 million of bank debt for approximately $5.4 million, yielding an after-tax extraordinary gain of $1.2 million. No similar transaction occurred in 1994.

  1993 Compared to 1992

                                                       Percentage
  Key Operating Statistics          1993        1992     Change

  Operating Revenues
   ($ millions)                  $ 191.4     $ 174.8        9.5%
  Net Earnings                   $   2.7     $  (0.2)      NM
  Average Tractors               1,708       1,698          0.6%
  Total Loads (000's)              208.1       190.2        9.1%
  Revenue Miles  (millions)        142.5       129.4       10.1%
  Average Revenue
   per Revenue Mile              $   1.28    $   1.28       0.0%


     Operating Revenues. Operating Revenues increased in 1993 to $191.4 million from $174.8 million in 1992. The 9.5% increase in revenues in 1993 is attributable to an increase of approximately 9.1% in the number of total loads and approximately 10.1 % in the number of revenue miles billed in 1993 as compared to 1992.

     The approximately 10.1% increase in volume in 1993 is attributable to an increase in the productivity of the Company's trucks, coupled with an overall improvement in general economic conditions. Management attributes this improvement to the strengthening of general economic activity in mid-to-late 1993 as compared to the relatively soft economic conditions of 1992.

     The Company's average revenue per mile remained essentially unchanged in 1993 as compared to 1992. The Company enjoyed some success in increasing rates towards the end of 1993, primarily as a result of the sharp increase in fuel costs which occurred October 1, 1993, which provided the Company the opportunity to raise rates. The effect of these late year increases on the full year 1993, however, was nominal.

    Operating  Expenses.   The  following  table sets  forth  the
  percentage relationship of operating expenses to operating revenues for the years ended December 31, 1993 and 1992.

                                               1993         1992

  Operating Revenues                           100.0%     100.0%

  Operating Expenses:
  Purchased transportation and
   equipment rents                              38.2       42.2
  Fuel and other operating expenses             23.6       22.6
  Salaries, wages and benefits                  21.0       19.6
  Insurance                                      4.5        4.6
  Operating taxes and licenses                   3.8        2.6
  Depreciation                                   2.8        3.2
  Other operating expenses                       2.6        2.5

     Total Operating Expenses                   96.5%      97.3%

       In 1993, the mix of company-operated versus owner-operator equipment continued to shift toward company-operated equipment as a result of increased competition for qualified owner-operators, and the Company's ability to secure financing for increased company-operated equipment. At December 31, 1993, the Company fleet was 54% company-operated and 46% owner-operator, as compared to 47% and 53%, respectively, at December 31, 1992.

       The relatively higher use of company-operated equipment resulted in increases in salaries, wages and benefits, fuel and other operating expenses and fixed costs related to
  ownership  or  lease   of  the  equipment,  and   decreases  in
  purchased  transportation  as  a percentage  of  revenue.    In
  addition, the Company's transportation expenses related to company-operated equipment were unfavorably impacted by greater empty miles in 1992 as compared to 1993 as a result of the less timely availability of freight due to the general economic recession. Lastly, salaries, wages and benefits were affected by increased workers compensation and health care costs in 1993.

       In 1992, the Company determined that the accrued insurance claim liabilities for prior years were in excess of the then current estimates of the remaining liability, and reserves of $0.4 million were released to income in 1992. No similar adjustment was recorded in 1993. Excluding the effect of this release, the Company's insurance expense decreased to 4.5% of revenue in 1993 from 4.8% in 1992. This decrease resulted primarily from reduced insurance provisions due to improved accident control and lower liability insurance premiums.

       Operating taxes and licenses increased in 1993 as compared to 1992 as a result of the greater proportion of company-operated equipment in 1993, for which the Company is responsible for licensing and fuel and mileage taxes. In addition, in 1993, the Company classified state fuel taxes paid at the pump in Operating Taxes and Licenses. These taxes were included in Fuel and Other Operating Expenses in 1992.

        Depreciation  expense decreased  in  1993 as  compared to
  1992   as  the  Company    replaced  owned  or  capital  leased
  equipment primarily with operating leased equipment.

       Other operating expenses increased to approximately 2.6% of revenue in 1993, as compared to 2.5% in 1992, primarily as a result of certain management change costs incurred in 1993 not incurred in 1992. The effect of this was offset somewhat by reduced legal, professional and consulting expenses, coupled with lower communication expenses in 1992.

       Interest Expense. Interest expense decreased by approximately $ 0.7 million in 1993 as compared to 1992 as a result of a reduction in the amount of bank debt outstanding, primarily due to the effects of the recapitalization discussed in Note 2 of Notes to Consolidated Financial Statements, partially offset by interest expense incurred on the Debentures. Following is a summary of interest expense for the years ended December 31, (in millions):

                                        1993      1992

       Interest on Debentures           $0.4                  $  -
       Interest and fees on notes
          payable to banks               1.5       2.6
       Interest on capital leases and
          other indebtedness             2.0       2.0
                                        $3.9      $4.6


     Provision For Income Taxes. A provision for income taxes of approximately $ 1.5 million ($ 0.9 million classified as operating and $ 0.6 million classified as extraordinary) was provided in 1993. No provision for income taxes was required in 1992 as the Company recorded a loss from operations.

     Extraordinary Gain On Retirement Of Debt, Net. On January 19, 1993, in connection with the recapitalization discussed further in Note 2 of Notes to Consolidated Financial Statements, the Company retired approximately $7.2 million of bank debt for approximately $5.4 million, yielding an after-tax extraordinary gain of $1.2 million. No similar transaction occurred in 1992.


  Liquidity and Capital Resources

     The Company generated $0.4 million of cash and cash equivalents in the year ended December 31, 1994, as compared to $1.0 million in 1993 and a use of $0.5 million in 1992. As reflected in the accompanying Consolidated Statements of Cash Flows, in 1994, $ 11.6 million of cash was generated from operating activities, $11.3 million, net, was used in financing activities, and $ 0.1 million, net, was generated by investing activities.

     The Company's day-to-day financing is provided by borrowings under the Company's bank credit facility. Presently, the Company has a $22 million long-term credit facility with a bank, consisting of a $7 million term loan with a final maturity of December 31, 1997, and a $15 million revolving line of credit which expires January 15, 1996. Quarterly principal payments of $500,000 on the term loan commence April 1, 1995. The line of credit includes provisions for the issuance of up to $15 million in stand-by letters of credit which, as issued, reduce available borrowings under the line of credit. Borrowings under the credit facility totaled $7.0 million at December 31, 1994, and outstanding stand-by letters of credit totaled $9.5 million at that date. The combination of these two bank credits totaled $16.5 million, leaving $5.5 million of borrowing capacity available at December 31, 1994. The Company is negotiating a replacement bank credit facility with its lender. The Company has requested an increase in the total credit from $ 22 million to $ 33 million. This would provide the Company adequate working capital lines to support its growth plans and to finance the termination of the ongoing sale of approximately $ 8.0 million of certain trade accounts receivable.

     The Company plans to acquire 370 new tractors in 1995. Approximately 115 of the new tractors will replace older units and the balance of approximately 255 units will represent incremental growth units. The new tractors will be financed primarily under walk-away operating leases, and are not expected to require any significant amount of deposits or down payments. In addition, the Company has commenced construction of a new $ 3.0 million headquarters facility for RRT, and improved driver facilities at the EMT headquarters. Construction costs will be financed under the bank credit facility, although the Company is seeking permanent financing for the RRT headquarters.

       On March 7, 1995, the Company issued a redemption notice for its 7% Convertible Subordinated Debentures at a price of 107% of par. The Debentures are convertible into Common Stock at $ 1.65 per share. If the Debentures are not converted, the total redemption price would be $ 6,420,000. However, because the conversion price is substantially below the current trading price of the Common Stock, management expects all of the Debentures will be converted and the Company will issue approximately 3,636,352 new shares of Common Stock.

       The Company believes that cash generated from operations, including cash from the continued sale of certain trade accounts receivable, and cash available to it under the bank credit facility will be sufficient to meet the Company's needs during 1995.


       Other Factors.

       Inflation can be expected to have an impact on most of the Company's operating costs although the impact in recent years has been minimal.

       Management believes the continued intense competition for qualified drivers will lead to higher driver wages and recruiting costs in the future. Recent changes in market interest rates can be expected to unfavorably impact the Company to the extent that revenue equipment is added and replaced and because the Company's bank financing is based on the prime rate.

       The trucking industry is generally affected by customer business cycles and by seasonality. Revenues are also affected by inclement weather and holidays because revenues are directly related to available working days of shippers. Customers typically reduce shipments during and after the winter holiday season. The Company's revenues tend to follow this pattern and are strongest in the summer months. Generally, the second and third calendar quarters have higher load bookings than the fourth and first calendar quarters.

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


  To The Shareholders and Board of Directors of Intrenet, Inc.:


  We have audited the accompanying consolidated balance sheets of INTRENET, INC. (an Indiana corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intrenet, Inc. and subsidiaries as of December 31, 1994, and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 14 (a) 2 is presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                 ARTHUR ANDERSEN LLP

  Indianapolis, Indiana,
  February 20,  1995.

                  INTRENET, INC. AND SUBSIDIARIES
                    Consolidated Balance Sheets
               Years Ended December 31, 1994 and 1993
                     (In Thousands of dollars)

       Assets                              1994         1993

  Current assets:
       Cash and cash equivalents        $    2,734    $    2,356
  Receivables, principally
        freight revenue less
        allowance for doubtful
        accounts of $1,363 in 1994
        and $1,481 in 1993                  20,177        18,165

       Prepaid expenses and other            6,409         6,685

            Total current assets            29,320        27,206

  Property and equipment, at cost
   less accumulated depreciation
   of $ 11,164 in 1994 and $ 11,048
   in 1993                                  27,976        24,922
  Reorganization value in excess
   of amounts allocated to
   identifiable assets, net of
   accumulated amortization of
   $ 1,680 in 1994 and $ 1,260 in 1993       8,451        11,901
  Deferred tax assets, net of valuation
   allowance of $ 4,884 in 1994 and
   $ 11,273 in 1993                          2,525             0
  Other assets                                 786           607
       Total assets                     $   69,058    $   64,636



       Liabilities and Shareholders' Equity

  Current liabilities:
       Current notes payable to banks   $    2,000    $        0
       Current equipment borrowings
        and capital lease obligations        5,425         6,795
       Accounts payable and cash
        overdrafts                           8,553         8,720
       Current accrued claim liabilities     5,062         3,801
       Other accrued expenses                7,149         4,854
            Total current liabilities       28,189        24,170

  Long-term notes payable to banks           5,000         9,949
  7% convertible subordinated debentures     5,988         5,984
  Long-term equipment borrowings and
   capital lease obligations                11,303        10,290
  Long-term accrued claim liabilities        2,000         3,000
            Total liabilities               52,480        53,393

  Shareholders' equity:
   Common Stock, without par value;
    20,000,000 shares authorized;
    9,087,164 and 9,067,164 shares
    issued and outstanding at
    December 31, respectively                9,453         9,423
   Retained earnings since
    January 1, 1991                          7,125         1,820
            Total shareholders' equity      16,578        11,243
  Total liabilities and
             shareholders' equity       $   69,058    $   64,636

        The accompanying notes are an integral part of these consolidated financial statements.

                           INTRENET, INC. AND SUBSIDIARIES
                        Consolidated Statements of Operations
                    Years Ended December 31, 1994, 1993 and 1992
                  (In Thousands of dollars, Except Per Share Data)


                                           1994           1993           1992

   Operating revenues                   $  214,838     $  191,390     $  174,801

   Operating expenses:
     Purchased transportation
        and equipment rents                 79,946         73,071         73,741
     Fuel and other operating expenses      49,749         45,194         39,467
     Salaries, wages, and benefits          48,309         40,247         34,196
     Insurance and claims                    7,680          8,622          8,010
     Operating taxes and licenses            9,846          7,196          4,459
     Depreciation                            4,826          5,386          5,478
     Other operating expenses                4,077          4,941          4,728
                                           204,433        184,657        170,079

       Operating Income                     10,405          6,733          4,722

   Interest expense                        (3,557)        (3,949)        (4,622)
   Other expense, net                        (357)          (352)          (344)

     Earnings (loss) before
      income taxes and                       6,491          2,432          (244)
      extraordinary items

   Provision for Income taxes              (1,326)          (922)             -

     Earnings (loss) before
      extraordinary items                    5,165          1,510          (244)

   Extraordinary gain on retirement
     of debt, net of related income
     taxes of $612                              -           1,188             -
         Net earnings (loss)            $    5,165     $    2,698     $    (244)

   Earnings (loss) per common and
    common equivalent share
      Primary:
        Before extraordinary items      $     0.52     $     0.16     $   (0.05)
             Extraordinary gain, net    $       -      $     0.12     $       -
             Net earnings (loss)        $     0.52     $     0.28     $   (0.05)

         Fully diluted:
             Before extraordinary items $     0.40     $     0.14     $   (0.05)
             Extraordinary gain, net    $       -      $     0.09     $       -
             Net earnings (loss)        $     0.40     $     0.23     $   (0.05)






                The accompanying notes are an integral part of these
                         consolidated financial statements.


                           INTRENET, INC. AND SUBSIDIARIES
                   Consolidated Statements of Shareholders  Equity
                    Years Ended December 31, 1994, 1993 and 1992
                              (In Thousands of dollars)


                                                            Retained     Share-
                                                            Earnings    holders'
                                      Common Stock          (Deficit)    Equity
                                   Shares       Dollars
   Balance, December 31, 1991     4,977,164  $    3,308     $  (634)  $    2,674

   Net Loss for 1992                     --          --        (244)       (244)

   Balance, December 31, 1992     4,977,164       3,308        (878)       2,430

   Issuance of Common Stock,
    net of costs                  4,000,000       5,980             -      5,980

   Exercise of Stock Options         90,000         135             -        135

   Net Earnings for 1993                  -          --        2,698       2,698

   Balance, December 31, 1993     9,067,164       9,423        1,820      11,243

   Exercise of Stock Options         20,000          30             -         30

   Net Earnings for 1994                  -           -        5,165       5,165

   Balance, December 31, 1994     9,087,164  $    9,453     $  6,985  $   16,438

                The accompanying notes are an integral part of these
                         consolidated financial statements.

                           INTRENET, INC. AND SUBSIDIARIES
                        Consolidated Statements of Cash Flows
                    Years Ended December 31, 1994, 1993 and 1992
                              (In Thousands of dollars)

                                                     1994        1993       1992
   Cash flows from operating activities:

     Net earnings (loss)                         $  5,165   $   2,698  $   (244)
     Adjustments to reconcile net
        earnings (loss) to net cash
        provided by operating activities:
          Income taxes                              1,326         922        -
          Extraordinary gain on retirement of
           debt, net                                  -       (1,188)        -
          Depreciation and amortization             5,246       5,806      6,206
          Provision for doubtful accounts              93         701        866
       Changes in assets and liabilities, net
          Receivables                             (2,105)     (3,654)      1,376
          Prepaid expenses                            215       1,220      (220)
          Accounts payable and accrued expenses     1,774       (873)    (1,510)
          Other                                     (178)        (20)        231

     Net cash provided by operating activities     11,536       5,612      6,705

   Cash flows from financing activities:
     Net repayments on line of credit             (2,949)     (9,950)    (1,510)
     Secured equipment borrowings                   1,825       2,513      4,948
     Principal payments on capital leases and
        equipment borrowings                     (10,186)     (9,689)    (5,611)
     Proceeds from sale of common stock and
        7% convertible subordinated debentures        -        12,000        -
     Proceeds from exercise of stock options           30         135        -
     Increase in claim liability collateral funds     -       (1,500)      (200)
     Other, net                                       -           -          600

     Net cash (used in) financing activities     (11,280)     (6,491)    (1,773)

   Cash flows from investing activities:
     Purchases of property and equipment          (3,244)     (3,639)    (6,170)
     Disposals of property and equipment            3,366       5,481        728

     Net cash provided by (used in)
        investing activities                          122       1,842    (5,442)

   Net increase (decrease) in cash
        and cash equivalents                          378         963      (510)

   Cash and cash equivalents:
     Beginning of period                            2,356       1,393      1,903
     End of period                               $  2,734   $   2,356  $   1,393






                The accompanying notes are an integral part of these
                         consolidated financial statements.




   (1) Summary of Significant Accounting Policies

        Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Intrenet, Inc., and all of its subsidiaries (the Company). Truckload carrier subsidiaries at December 31, 1994 were Roadrunner Trucking, Inc. (RRT), Eck Miller Transportation Corporation (EMT), Advanced Distribution System, Inc. (ADS) , Roadrunner Distribution Services, Inc.
   (RDS) and C.I. Whitten Transfer Company, (CIW). All significant intercompany transactions are eliminated in consolidation. Through its subsidiaries, the Company provides general and specialized truckload carrier services on a regional basis throughout the forty-eight continental states and Canada.

        Revenue Recognition

        Operating revenues are recognized upon receipt of the freight. Related transportation expenses, including driver wages, purchased transportation, fuel and fuel taxes, agent commissions, and insurance premiums are accrued when the revenue is recognized.

        Property and Equipment

        Property  and  equipment  is  carried  at  cost  less   an
   allowance for depreciation. Major additions and betterments are capitalized, while maintenance and repairs that do not improve or extend the life of the respective asset, are expensed as incurred. Improvements to leased premises are amortized on a straight-line basis over the terms of the respective lease. Operating lease tractor rentals are expensed as a part of purchased transportation and equipment rents. Depreciation of property and equipment is provided, principally on a straight-line basis over the following estimated useful lives of the respective assets, or life of the lease for equipment under capital leases:

   Buildings and Improvements  . . . .  10  - 40  years
   Revenue Equipment . . . . . . . . . . . 3 - 8  years
   Other Property  . . . . . . . . . . . . 3 - 7  years

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

        Reorganization  Value  in Excess  of Amounts  Allocated to
   Identifiable Assets

        Reorganization Value in Excess of Amounts Allocated to Identifiable Assets, resulting from the reorganization of the Company in 1990, is being amortized on a straight-line basis
   over    35   years.        Benefits    from   utilization    of
   pre-reorganization net  operating loss  carryforwards (see Note
   6) are reported as reductions of the Reorganization Value, and thus reduce its effective life. The estimated remaining effective life was approximately 10 years at December 31, 1994.

        Debt Issuance Costs and Bank Fees

        Debt issuance costs and bank fees are amortized over the period of the related debt agreements.

        Income Taxes

        The Company and its subsidiaries file a consolidated Federal income tax return. Effective January 1, 1993, the
   Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109 - Accounting for Income Taxes. Under SFAS 109, the Company recognizes income taxes under the liability method of accounting for income taxes. The liability method recognizes tax assets and liabilities for future taxable income or deductions resulting from differences in the tax and financial reporting basis of assets and liabilities reflected in the balance sheet and the expected tax impact of carryforwards for tax purposes. The effects of adopting this Statement did not have a material impact on the results of operations or financial position of the Company.


        Earnings (Loss) Per Share

        Earnings (loss) per common and common equivalent share have been computed using the weighted average common shares outstanding during the periods (9.1 million in 1994, 8.8 million in 1993, and 5.0 million in 1992). No effect has been included for options or warrants outstanding, if the effect would be antidilutive. Fully diluted earnings per share have been computed under the assumption that the Debentures (See
   Note 2) were converted into common stock on the date of their issuance, using the if-converted method.

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

        Credit Risk

        Financial investments that subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Concentrations of credit risk with respect to customer receivables are limited due to the Company's diverse customer base, with no one customer, industry, or geographic region comprising a large percentage of customer receivables or revenues.


        Statements of Cash Flows

        Cash equivalents consist of highly liquid investments such as certificates of deposit or money market funds with original maturities of three months or less, including $ 1.75 million required to be maintained in an investment account with the Company's bank. See Note 3 of Notes to Consolidated Financial Statements.

        Cash  payments  for interest  were  $  3.5  million,  $4.1 million, and $4.5 million in 1994, 1993, and 1992, respectively. Cash payments for Federal alternative minimum income taxes were $ 0.2 million in 1994. No Federal tax payments were made in 1993 or 1992.

        Capital lease obligations of $ 8.0 million, $3.8 million and $6.0 million were incurred in 1994, 1993 and 1992, respectively, primarily for revenue equipment.

        Reclassifications

        Certain   prior   1993   and   1992   amounts  have   been
   reclassified for  purposes of  comparison to  the related  1994 amounts.



   (2) 1993  Recapitalization

        On January 19, 1993, the Company sold certain equity and debt securities in a private offering. A total of eighteen investors purchased an aggregate of 5,000 Units, each Unit consisting of 800 shares of Common Stock, without par value, and $1,200 principal amount in 7% Convertible Subordinated Debentures due 1998 (Debentures) yielding proceeds of $12.0 million. An aggregate of 4 million shares of common stock and $6.0 million principal amount in Debentures were issued in the offering. The Common Stock in the Units was sold at $1.50 per share and the Debentures were sold at par. The Debentures bear

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

   interest at 7% per annum and mature on January 1, 1998. There is no sinking fund. The Debentures are convertible into Common Stock at a price of $1.65 per share. The Debentures are redeemable, at the Company's option, on or after February 1, 1995 at various premiums declining to par after January 31, 1997. See Note 11 of Notes to Consolidated Financial Statements.

        In addition to the private offering, on January 19, 1993, the Company restructured its bank credit facilities. The Company applied approximately $5.4 million of the proceeds of the private offering to retire in full approximately $7.2 million in outstanding bank loans. The Company also entered into a revised bank agreement with one of its lending banks which provides the Company with a $22.0 million long-term bank credit facility.


   (3)  Bank Credit Facility

        The Company has a $ 22 million bank credit facility with a bank consisting of a $15.0 million revolving line of credit which expires January 15, 1996, and a $7.0 million term loan with a final maturity on December 31, 1997. The line of credit includes provisions for the issuance of up to $15.0 million in standby letters of credit which, as issued, would reduce available borrowings under the line of credit. Borrowings under the bank agreement totaled $ 7.0 million at December 31, 1994, and outstanding letters of credit totaled $ 9.5 million, leaving $ 5.5 million of available credit under the $22.0 million facility.

        Interest on the outstanding principal balance of loans under the bank agreement is payable monthly at a variable rate of 1.25% over the bank's prime rate. The interest rate was 9.75% and 7.25% at December 31, 1994 and 1993, respectively. Principal of the $7.0 million term loan is not required to be paid prior to April 1995. At that time, quarterly payments ranging from $0.5 million to $0.75 million commence, with total payments of $2.0 million in each of 1995 and 1996, and $3.0 million in 1997. The bank agreement requires the Company to maintain a minimum of $1.75 million in an investment account with the bank, to meet certain minimum net worth requirements, prohibits the payment of dividends and limits capital expenditures to the amounts included in the Company's operating plans. Obligations under the bank agreement are secured by liens on or security interests in all of the otherwise unencumbered assets of the Company and its subsidiaries.

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

        In connection with the bank agreement, the Company also issued to the bank warrants to purchase 300,000 shares of common stock at a price of $1.65 per share. The warrants are exercisable at any time prior to December 31, 1998.

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992


   (4) Leases and Other Long-Term Obligations

        The Company finances a majority of its revenue equipment under various capital and non-cancelable operating leases, and with secured equipment borrowings. Secured equipment borrowings range in term from 48 to 60 months with interest rates at December 31, 1994 of 7.33% to 11.55%.

        Scheduled annual payments on the Company's capital and operating leases and secured equipment borrowings at December 31, 1994 were as follows (in thousands of dollars):

                                           Secured
                          Capital Lease   Equipment     Operating
                           Obligations   Borrowings       Leases

        1995               $  4,029        $ 2,788      $ 16,216
        1996                  3,876          2,122        14,096
        1997                  3,030          1,120         7,968
        1998                  1,421            317         3,072
        1999                    766             18             -
   Total minimum payments  $ 13,122        $ 6,365      $ 41,352

   Less amount
    representing interest   (2,078)          (681)

   Present value of minimum
     lease payments        $ 11,044       $  5,684

   Less amount classified
     as current             (3,068)        (2,357)

   Long-term obligations
      under capital
      leases               $ 7,976         $ 3,327


        Included in the $ 4,029 of capital lease payments scheduled for 1995 is $ 78 of residual value payments which typically are satisfied through the sales proceeds of the related leased equipment.

        Total   rental  expense   under  non-cancelable  operating
   leases  was $14,728, $10,924,  and $  7,024 in  1994, 1993, and
   1992 respectively. The Company presently intends to lease approximately 370 tractors under operating leases and 278 trailers under capital leases in 1995.

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

        Purchased   transportation  and  equipment  rents  expense
   includes  payments   to  owner-operators   of  equipment  under
   various short-term lease arrangements.


   (5) Litigation and Contingencies

        The Company is a party to routine litigation incidental to its business, primarily involving claims for personal injury and property damage incurred in the transporting of freight. The Company maintains insurance which at December 31, 1994 covered the first $25.0 million of liability resulting from such transportation related claims, subject to deductibles for the first $ 25,000 to $ 250,000 of exposure for each incident. The Company is not aware of any claims or threatened claims that might materially affect the Company's operating or financial results.

   (6) Income Taxes

        The provision for income taxes for the years ended December 31, 1994 and 1993 was as follows:


                                           1994           1993

     Current                             $    200        $     -

       Deferred:
          Income from operations            1,126            922
          Extraordinary gain on
           retirement of debt                 -              612

       Total Provision                   $  1,326        $ 1,534

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

        Income tax expense attributable to income from operations differs from the amounts computed by applying the U. S.
   Federal statutory tax rate of 34% to pre-tax income from operations as a result of the following:

                                   1994        1993       1992

   Taxes at statutory rate      $  2,207    $   827    $  (66)


   Increase (decrease) resulting from:

     Non-deductible amortization    143        143        143

     Non-deductible driver
       subsistence pay            1,489        499          -

     Release of valuation allowance
     held against post-reorganization
     net deferred tax assets     (2,538)      (547)         -

     Other, net                       25         -       ( 77)

   Provision for Income Taxes   $ 1,326      $  922     $   -

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are as follows:

                                         1994           1993

     Deferred Tax Assets
       Insurance claim liabilities      $  2,896     $  2,554
       Reserve for doubtful accounts         463          504
       Other                                 123          208
                                           3,482        3,266
     Deferred Tax Liabilities
       Property differences,
       primarily depreciation             (2,493)      (1,249)
       Other                                (474)        (532)
                                          (2,967)      (1,781)

       Net Temporary Differences              515       1,485

     Carryforwards -
       Pre-reorganization, limited,
         net operating loss
         carryforwards
           (Expiring 2004-2006)            5,330        6,816

       Post-reorganization net
         operating loss
         carryforwards
           (Expiring 2006-2009)            1,564        2,972

         Total Carryforwards               6,894        9,788

     Net Deferred Tax Assets               7,409       11,273
       Valuation Allowance                (4,884)     (11,273)

     Recorded Net Deferred Tax Assets    $ 2,525      $    -


     Net changes to the valuation allowance were as follows:

     Valuation allowance, balance
      at beginning of year              $ 11,273     $ 13,876

         Release of allowance held
          against pre-reorganization
          deferred tax assets, and
          charged against Reorganization
          Value                           (3,851)      (1,534)

         Release of allowance held

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

          against post-reorganization
          deferred tax assets, and
          taken to income                 (2,538)        (547)

     Valuation allowance, balance
        at end of year                  $ (4,884)   $ (11,273)


        The amounts disclosed above for 1993 differ from those previously disclosed as a result of the amendment of the Company's 1988 to 1992 Federal income tax returns.

        Benefits from realization of pre-reorganization net deferred tax assets are reported as a reduction of
   Reorganization   Value  in  Excess   of  Amounts  Allocated  to
   Identifiable    Assets.        Conversely,    realization    of
   post-reorganization net deferred tax assets are recognized as a reduction of income tax expense. In 1993 and 1994, the Company released valuation allowances held against both pre- and post-reorganization net deferred tax assets to the extent those assets were realized in the Company's tax returns for those years. In addition, in 1994, based upon current and anticipated future operating results, the Company concluded that future realization of a portion of the pre-reorganization net deferred tax assets was more likely than not. As a result, the Company released approximately $2.5 million of valuation allowances held against those assets, and reduced the Reorganization Value in Excess of Amounts Allocated to Identifiable Assets by a corresponding amount.

        While management is optimistic that all net deferred tax assets will be realized, such realization is dependent upon future taxable earnings. The Company's carryforwards expire at specific future dates and utilization of certain carryforwards is limited to specific amounts each year. Further limitations on carryforward utilization is likely to result from the potential ownership change discussed more fully in Note 11 of Notes to Consolidated Financial Statements. Accordingly, the Company has recorded a valuation allowance against a portion of those net deferred tax assets.


   (7) Stock Options and Employee Compensation

        On August 15, 1992, the Company adopted the 1992 Non-Qualified Stock Option Plan (the 1992 Option Plan). The 1992 Option Plan allows the Company to grant options to purchase up to 590,000 shares of Common Stock to employees and independent contractors of the Company and its operating subsidiaries. On the same date the 1992 Option Plan was

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

   approved,  the Company  granted all  of   the options available
   under the 1992 Option Plan.

         All of the options granted vested immediately and are exercisable at prices ranging from $1.00 to $1.50 per share. The Company recorded $105,000 of compensation expense in connection with the 1992 Option Plan in its 1992 consolidated financial statements.

        In 1993, the Company adopted the 1993 Stock Option and Incentive Plan (the 1993 Option Plan). The 1993 Option Plan
   allows the Company to grant options to purchase up to 1,000,000 shares of Common Stock to officers and key employees of the Company and its operating subsidiaries. Options issued to date under the 1993 Option Plan have an exercise price equal to market value on the date of grant, and are generally exercisable for a ten year period.

   The activity in the Company's 1992 and 1993 Option Plans in 1992, 1993, and 1994 was as follows:

                                                              Exercise
                                           Shares         Price Per Share
   Balance at December 31, 1991             587,138       $1.89 to $3.78

        Granted                             590,000       $1.00 to $1.50
        Exercised                                -
        Canceled                           (587,138)      $1.89 to $3.78

   Balance at December 31, 1992             590,000       $1.00 to $1.50

        Granted                             100,000       $2.75
        Exercised                           (90,000)      $1.50
        Canceled                            (20,000)      $1.50

   Balance at December 31, 1993             580,000       $1.00 to $2.75

        Granted                             104,000       $3.625
        Exercised                           (20,000)      $1.50
        Canceled                             (9,000)      $3.625

   Balance at December 31, 1994             655,000       $1.00 to $3.625



       In addition  to those  options granted  above, on  January
  19,  1993,  the   Company  granted  non-qualified  options   to

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

  purchase 200,000 shares of Common Stock to an executive officer of the Company, at $ 1.50 per share. These options vest 1/3 on July 1, 1993, 1/3 on July 1, 1994 and 1/3 on July 1, 1995. If the executive is not an employee on the vesting date, the options lapse.

       In connection with the 1990 reorganization, and in addition to those options granted above, the Company entered into a Stock Option Agreement (the Option Agreement) with Compton Management Corporation, a company that provided management services to the Company. The Option Agreement provides for the grant of an option to purchase 264,212 shares of Common Stock at a purchase price of $ 0.125 per share. The option may be exercised, in whole or in part, at any time prior to January 16, 1996. The Option Agreement provides Compton with certain registration rights to permit resale in the public market.

  (8) Property and Equipment

       Property  and equipment,  substantially  all  of which  is pledged as  security under the  bank credit facility (see  Note
  3),  other  indebtedness  or capital  leases,  at  December  31 follows (in thousands of dollars):

                                          1994         1993

  Land                                 $  1,621     $       1,626
  Buildings and leasehold improvements    2,920         2,461
  Revenue equipment                      29,279        28,771
  Other property                          5,320         3,112
                                         39,140        35,970
  Less accumulated depreciation         (11,164)      (11,048)

                                       $ 27,976     $  24,922

  (9) Prepaid and Accrued Expenses

       An analysis  of prepaid and  accrued expenses at  December
  31, 1994, and 1993 follows (in thousands of dollars):

                                          1994           1993
  Prepaid expenses:
       Insurance                     $   1,406         $ 1,717
       Tires                             1,051           1,291
       Shop and truck supplies           2,080           1,759
       Other                             1,187           1,172
                                     $   5,724         $ 5,939
  Accrued Expenses:
       Salaries and wages            $   1,930         $ 1,829

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

       Fuel and mileage taxes              469             444
       Equipment leases                    585             517
       Other                             3,686           2,064
                                     $   6,670         $ 4,854


  (10) Transactions with Affiliated Parties

       In August 1991, the Company sub-leased 35 refrigerated van trailers to a company affiliated with a member of the Company's Board of Directors. The sub-lease was structured to provide sub-lease payments to the Company in an amount equal to the primary lease payments the Company was obligated to make. The lease and related sub-lease expired in May, 1992. The Company recorded approximately $115,000 of sub-lease income in 1992.

       In 1993, the Company entered into a financial consulting agreement with an affiliate of a member of the Company's Board of Directors. This agreement, which expired on January 31, 1994, provided for payments totaling $275,000 for consulting services rendered.

       In 1994, 1993 and 1992, the Company leased approximately 150, 430 and 180 tractors, respectively, from unaffiliated leasing companies which had purchased the trucks from a dealership affiliated with a member of the Company's Board of Directors. The lessors paid a selling commission to the dealership. The terms of the leases were the result of arms-length negotiations between the Company and the lessors. The Company believes the involvement of the selling dealership did not result in lease terms that are more or less favorable to the Company than would otherwise be available to it. The Company also purchases maintenance parts and services from the dealership from time to time. Total payments to the dealership for these services was $ 307,000 in 1994 and $ 123,000 in 1993.


  (11) Event (Unaudited) Subsequent to Date of Auditors' Report


       On March 7, 1995, the Company issued a redemption notice for the Debentures. (See Note 2 of Notes to Consolidated Financial Statements) The Debenture holders have the option of accepting cash equal to 107% of par, or converting the Debentures into Common Stock at a price of $ 1.65 per share. If the Debenture holders convert their Debentures into Common Stock, the Company will issue approximately 3,636,352 new shares. If none of the Debentures are converted, the Company

                  INTRENET, INC. AND SUBSIDIARIES
             Notes to Consolidated Financial Statements
                  December 31, 1994, 1993 and 1992

  will retire the Debentures with cash payments totaling $ 6,420,000. The Debenture holders have until April 6, 1995 to surrender their Debentures for conversion, although the Company has requested that they do so prior to March 31, 1995. As the Common Stock has been trading at a price in excess of $
  1.65 per share, management expects that all Debenture holders will convert their Debentures into Common Stock.

       In the event a significant portion of the Debentures are converted, an "ownership change" for tax purposes is likely to occur. This will result in a limitation of the amount of tax net operating loss carryforwards the Company may utilize in any single year. Management does not anticipate that this limitation will have a material impact on the Company's future tax payments.

                                                      Schedule II

                  INTRENET, INC. AND SUBSIDIARIES
                 Valuation and Qualifying Accounts

                     (In Thousands of Dollars)



                                    Additions
                                      Additions
                                      Charged to   Charged
                           Beginning  Costs and    to Other              Ending
                            Balance    Expenses    Accounts   Deductions Balance

  Year Ended
    December 31, 1994:
  Allowance for
     doubtful accounts      $   1,481    $  93     $    -     $  (211)   $ 1,363


  Deferred Tax Asset
     Valuation Allowance    $ (11,273)   $   -     $    -     $(6,389)   $(4,884)


  Year Ended
    December 31, 1993:

  Allowance for
     doubtful accounts      $   1,368    $ 701     $    -     $  (588)   $ 1,481


  Deferred Tax Asset
     Valuation Allowance [A]$(13,876)    $   -     $    -     $(2,081)   $(11,273)


  Year Ended
    December 31, 1992:

  Allowance for
     doubtful accounts      $    998     $ 866     $    -     $ (496)    $ 1,368



  [A] Amounts differ from those previously disclosed as a result of the amendment of the Company's 1988 to 1992 tax returns.

                                   INTRENET, INC.
                              STATEMENT RE: COMPUTATION
                                OF PER SHARE EARNINGS


                                                   1994        1993         1992
  Weighted average shares outstanding
      during period                           9,080,131   8,797,536    4,977,164

      Assumed exercise of options and
          warrants                              884,370     757,721      310,527

  Shares assumed for primary earnings
      per share                               9,964,501   9,555,257    5,287,691

      Effect on number of shares of
        using year-end share price
        for fully diluted calculation            83,198           -            -

      Assumed conversion of 7% Convertible
          Subordinated Debentures             3,636,363   3,457,036            -

      Shares assumed for fully diluted
        earnings per share                   13,684,062  13,012,293    5,287,691

  Earnings for the period:
      ($ in Thousands)

      Before extraordinary items                 $5,165      $1,510       ($244)

      Extraordinary items                             -       1,188            -

      Net earnings                               $5,165      $2,698       ($244)

  Earnings per common and common
        equivalent share:

        Primary:
            Before extraordinary items            $0.52       $0.16      ($0.05)
            Extraordinary gain, net                   -        0.12            -
            Net earnings                          $0.52       $0.28      ($0.05)

        Fully diluted:
            Before extraordinary items            $0.40       $0.14      ($0.05)
            Extraordinary gain, net                   -        0.09            -
            Net earnings                          $0.40       $0.23      ($0.05)


                                                                        EXHIBIT 11

                   SUBSIDIARIES OF THE REGISTRANT

                           Intrenet, Inc.

                         December 31, 1994





  Advanced Distribution System, Inc., a Florida Corporation

  Eck Miller Transportation Corporation, an Indiana corporation

  Mid-Western Transport, Inc., an Indiana corporation

  Roadrunner Enterprises, Inc., an Indiana corporation

  C. I. Whitten Transfer Company, a Delaware corporation



                                                      EXHIBIT  21

             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


  As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 10-K, into the Company's previously filed Registration Statement File No.
  33-69882.





  Indianapolis, Indiana,                      Arthur Andersen LLP
  March 24, 1995.
                                                       EXHIBIT 23